Exhibit 3.1

CERTIFICATE OF ELIMINATION

OF THE

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

OF

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.

Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware

Rocky Mountain Chocolate Factory, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), does hereby certify as follows:

1.    Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”) and the authority vested in the Board of Directors (the “Board”) of the Company, the Board adopted the following resolutions on October 2, 2021 respecting the Company’s Series A Junior Participating Preferred Stock, which resolutions have not been amended or rescinded:

WHEREAS, effective March 1, 2015, the Board authorized the issuance of a series of 50,000 shares of Series A Junior Participating Preferred Stock (the “Series A Junior Participating Preferred Stock”).

WHEREAS, the Board deems it advisable and in the best interest of the Company and its stockholders to eliminate the Series A Junior Participating Preferred Stock.

RESOLVED, that none of the authorized shares of Series A Junior Participating Preferred Stock are outstanding, and none will be issued subject to the Certificate of Designations of Series A Junior Participating Preferred Stock, Par Value $0.001 Per Share, of the Company, previously filed with respect to the Series A Junior Participating Preferred Stock (the “Certificate of Designation”).

RESOLVED, FURTHER, that each of the officers of the Company be, and each of them individually hereby is, authorized and directed to take any and all actions as such officers deem necessary and appropriate to eliminate the Series A Junior Participating Preferred Stock, including to execute and file, or cause to be executed and filed, a Certificate of Elimination of the Series A Junior Participating Preferred Stock (the “Certificate of Elimination”) with the Secretary of State of the State of Delaware.

RESOLVED, FURTHER, that when the Certificate of Elimination setting forth these resolutions becomes effective, it shall have the effect of eliminating from the Amended and Restated Certificate of Incorporation of the Company all matters set forth in the Certificate of Designation with respect to the Series A Junior Participating Preferred Stock, and all of the shares that were designated as Series A Junior Participating Preferred Stock shall be returned to the status of preferred shares of the Company, without designation as to series.

2.    In accordance with Section 151(g) of the DGCL, all matters set forth in the previously filed Certificate of Designation with respect to the Series A Junior Participating Preferred Stock are hereby eliminated and the shares that were designated to such series hereby are returned to the status of authorized but unissued shares of the preferred stock of the Company, without designation as to series.

* * * *

IN WITNESS WHEREOF, the Company has caused this Certificate to be signed by its duly authorized officer this 1st day of February, 2022.

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.

By:	/s/ Bryan J. Merryman
Name:	Bryan J. Merryman
Title:	Interim Chief Executive Officer and Chief Financial Officer